Exhibit 10.24

Peter Stalder Real Estate
Real Estate Services and Construction Management

Lease Agreement for Office Space

Landlord
uniQure (Corlieve Therapeutics AG)
Swiss Innovation Park
Hegenheimermattweg 167c
CH-4123 Allschwil

Rental Object
Peter Merian-Weg 4, 4052 Basel
Office and gallery space on the 5th floor, 685.01 m²

Lease Agreement Translation (English)

Table of Contents

1.	Parties	3
2.	Leased Premises	3
3.	Commencement, Duration, and Termination	4
4.	Rent, Heating, and Service Charge Advance Payments	5
5.	VAT Option	5
6.	Rent Adjustments	6
7.	Heating and Service Charges	6
8.	Handover of the Rental Property	7
9.	Use of the Rental Property / Duty of Care	8
10.	Maintenance	8
11.	Structural Changes	9
12.	Subletting / Assignment of Lease	9
13.	Landlord’s Right of Access	9
14.	Insurance	9
15.	Security Deposit	9
16.	Return of the Rental Property	10
17.	Final Provisions	11
18.	Integral Parts of the Lease Agreement	11

LEASE AGREEMENT

This Lease Agreement (hereinafter referred to as the "Agreement") is entered into by and between:

1. Parties

1.1 Landlord:
Stiftung Sympany
Peter Merian-Weg 2
4052 Basel
VAT No.: CH 116.346.189

Represented by:
Peter Stalder Immobilien AG
Claragarten 83
4058 Basel
Tel.: [***]
Fax: [***]
Email: [***]

1.2 Tenant:
UniQure (Corlieve Therapeutics AG)
Swiss Innovation Park
Hegenheimermattweg 167A
H-4123 Allschwil
VAT No.: [***]
Tel.: [***]
Email: [***]

2. Leased Premises

The Landlord hereby leases to the Tenant the premises located at Peter Merian-Weg 4, 4052 Basel, specifically the following areas:

Type of Premises	Floor	Area in m²
Peter Merian-Weg 4
Office space including furnishings and terrace usage	5th Floor	685.01
Two parking spaces in the underground garage	1st Basement Level
Total Leased Area		685.01

The leased premises are marked in green on the attached floor plans. The floor plans and any applicable house rules form an integral part of this lease agreement. The exact location of the two parking spaces will be communicated to the Tenant separately.

3. Commencement, Duration, and Termination

3.1 Commencement

The lease commences on November 1, 2023, and is concluded for a period of three years. It automatically ends on October 31, 2026, without requiring termination (Art. 255 para. 2 OR).

An extension of the lease term remains reserved as per the following provision.

3.2 Tenant’s Extension Right

The Tenant is granted a first option (true option) to extend the lease term by a unilateral declaration for an additional fixed period of three (3) years, i.e., until October 31, 2029, under the same conditions.

After exercising this first option or upon its expiration, the Tenant is granted a second (non-binding) option (preferential right to extend under new conditions), allowing the lease to be extended for another three (3) years, i.e., until October 31, 2032.

If the Tenant expresses interest in extending the contract (exercise of the second non-binding option), the Landlord shall submit an offer for a three (3)-year extension no later than nine (9) months before the lease ends, under the market conditions prevailing at that time, in accordance with Art. 255 para. 2 OR.

If the parties do not reach an agreement within three (3) months from the time the offer is received regarding the new rental terms, no extension agreement is reached, and the lease will end on October 31, 2029, without requiring termination.

The exercise of each extension option must be communicated to the Landlord in writing at least nine (9) months before the expiration of the fixed or extended lease term.

3.3 End of Lease Term

If the options are not exercised or not exercised in a timely manner, the lease agreement shall terminate on October 31, 2026, or, if the first [1.] option is exercised, on October 31, 2029, without requiring termination.

3.4 Early Termination of the Lease Agreement

If the Tenant terminates the lease agreement without adhering to the notice period, the Tenant shall remain liable for rent, service charges, and other obligations under the lease until the premises are re-let, but no later than the expiration of the fixed lease term or the end of the notice period.

4. Rent, Heating, and Service Charge Advance Payments

The following net rents as well as heating and service charges advance payments  are agreed:

Object Type	Floor	Area m² or No. of Parking Spaces	Rent per m² or per Parking Space in CHF/Year	Net Rent in CHF/Year	Net Rent in CHF/Month (rounded)
Peter Merian-Weg 4	5th floor	685.01	295.00	202,077.95	16,839.85
Office space built-out incl. furnishing and terrace use
2 underground parking spaces	1st underground floor	2		8,640.00	720.00
Total Net Rent				210,717.95	17,559.85
Peter Merian-Weg 4	5th floor	685.01	55.00	37,675.55	3,139.65
Total Net Rent and Heating and Service Charges Account excluding VAT				248,393.50	20,669.50

The net rent and heating and service charges advance payments are payable in advance, no later than the first of the month [as the due date]. The tenant acknowledges the landlord’s dunning fee of CHF 50.00 per reminder in this regard.

The obligation to pay rent for the net rent [office space and parking spaces] begins on January 1, 2024.

5. VAT Option

The property is subject to VAT according to Article 26, Paragraph 1, Letter b of the Value Added Tax Act (VAT Act). By signing this contract, the tenant acknowledges and agrees that the rental property is opted for VAT, and VAT will be charged at the applicable rate on the agreed net rent as well as on heating and service charges. Currently, the rate is 7.7%, and it will increase to 8.1% from January 1, 2024. If there are changes to the VAT rate, the landlord will apply the new rate on the date the VAT Act is amended.

The tenant must promptly notify the landlord of any facts relevant to the VAT option (e.g., name changes, changes in legal form, the start or end of tax liability, or use of the rental property for activities exempt from tax).

By signing this lease, the tenant confirms that they fulfill all legal and contractual requirements for the VAT option at the start of the lease and that the tenant's details in this contract meet the formal VAT requirements.

6. Rent Adjustments

6.1 Adjustment of Rent after the Start of the Lease

The annual net rent of CHF 210,717.95, effective from November 1, 2023, is based on a reference interest rate of 1.5% and a national index level of 106.2 points as of the end of July 2023. General cost increases have been accounted for up to July 2023.

If a rent adjustment is required under the clause above, it may first be implemented upon exercising the first (1st) option, with a maximum increase capped at 2%.

6.2 Adjustment of Service charges Advances after the Start of the Lease

If necessary, advances for heating and service charges can be adjusted during the fixed contract term, based on actual costs, with three months’ written notice in the prescribed form for the first day of the next month.

7. Heating and Service Charges

7.1 The following heating and service charges are not included in the net rent and must be paid in addition. They will be billed separately once a year:

Administration

●	Billing costs (4% of the total service charges, plus VAT)

Heating and Hot Water Preparation Costs

●	Heating consumption costs (district heating)
●	Electricity for operating the heating system
●	Cleaning and periodic maintenance of the heating system, including the boiler
●	Operation of the heating system

Operating Costs

●	Water and wastewater (sewage fees)
●	General electricity
●	Waste disposal (household waste, excluding organic waste)
●	Caretaking/facility management

●	Cleaning (including windows, blinds, façade, surroundings, and snow removal)
●	Maintenance of green spaces
●	Security and traffic control
●	Antenna and copyright fees

All costs for usage, consumption, cleaning, and maintenance of the rental property, common areas, or public spaces and infrastructure systems, including:

●	Ventilation and air conditioning systems
●	Fire and smoke alarm systems, as well as extinguishing equipment
●	Communication and public address systems (evacuation system)
●	Building control systems
●	Elevators and lifts
●	Automatic doors and gates
●	Emergency power systems
●	Sewage pipes and sump pumps
●	Intrusion alarm systems
●	Sprinkler systems

Basis of Calculation

Heating and service charges will be charged based on consumption (e.g., meters for energy and emergency power), units, or rental area (e.g., water and cooling). Service costs for common areas will be proportionally allocated to each tenant.

7.2 Fees and charges caused solely by the tenant's business operations will be borne by the tenant, even if they are charged to the landlord.

8. Handover of the Rental Property

8.1 The premises will be handed over to the tenant fully furnished, cleaned, and ready for operation.

8.2 The tenant will take over the existing furnishings free of charge in their current condition, with no repairs or cleaning carried out before the start of the lease.

8.3 A handover protocol will be drawn up and signed by both parties upon handover of the rental property. An inventory of the furnishings will be created before the start of the lease, which will form part of this rental contract. The tenant will take over the existing furnishings free of charge.

9. Use of the Rental Property / Duty of Care

9.1 The rental area is intended exclusively for office use by the tenant.

9.2 The tenant agrees to use the rental property only for the contractually agreed purpose. Any change in purpose requires prior written consent from the landlord.

9.3 Obtaining any necessary public permits (e.g., operating permits) is the tenant’s responsibility.

9.4 When bringing in heavy furniture or machines, the tenant must account for the building's structural conditions and ensure the floor load capacity is adequate.

9.5 The tenant may order access badges from the landlord. In the event of loss, the tenant will bear the cost of replacement and any necessary reprogramming or replacement of the badge system.

9.6 The tenant agrees to use the rental property with care and consideration, especially toward neighbors.

9.7 The tenant must take reasonable measures to prevent or reduce excessive emissions (e.g., noise, vibrations, odors) and is liable for any damages to the landlord resulting from excessive use. The landlord may prohibit any use causing excessive emissions.

9.8 The tenant is fully liable for any breach of the duty of care. If the tenant continues to breach their duty despite written notice, the landlord may terminate the lease in accordance with Article 257f of the Swiss Code of Obligations (CO).

9.9 The landlord will arrange for the cleaning of common areas. Any mess caused by the tenant must be cleaned up by the tenant at their own expense.

10. Maintenance

10.1 Landlord’s Maintenance Obligations / Improvements

The landlord is responsible for maintaining the premises, common areas, publicly accessible spaces, and rooms serving technical facilities. The landlord ensures proper supply and disposal (water, lighting, heating, ventilation, etc.) but is not liable for temporary service interruptions, such as material shortages or utility failures not caused by the landlord.

If operational interruptions not due to external factors last longer than five working days, the landlord will negotiate rent reductions.

10.2

The landlord may carry out necessary repairs and renovations at any time, with a minimum of 48 hours' notice unless urgent repairs are required. Major renovations will be communicated early, and tenant claims will follow Article 260 of the Swiss Code of Obligations.

10.3 Tenant’s Maintenance Obligations

The tenant is responsible for maintaining any alterations they make and any furnishings taken over free of charge. A handover protocol listing defects will be created. Furnishing defects are excluded from repairs. If the tenant does not report defects, they will be liable for damages.

11. Structural Changes

11.1 Structural changes and installations (e.g., signage, partitions) require the landlord’s prior written consent. The tenant must obtain any necessary permits.

11.2 Tenant installations remain the tenant’s property unless permanently attached to the building.

11.3 The tenant must obtain necessary permits and insurance for any structural changes and bear any related costs. All changes must be approved in writing by the landlord.

12. Subletting / Assignment of the Rental Agreement

Subletting of parts of the premises or the entire premises requires the landlord's written consent, which cannot be withheld if an adequate new tenant is provided.

13. Landlord’s Right of Access

13.1 The landlord or their representative is entitled to enter the rental property to protect their rights (e.g., re-letting, sale, repairs, renovations, etc.) during normal business hours, with 48 hours' prior notice and the tenant’s approval.

13.2 If the tenant is absent, the landlord must be granted access.

14. Insurance

14.1 The landlord will take out mandatory fire insurance, liability insurance, and water damage insurance.

14.2 The tenant bears the risk of damage to or loss of their equipment, furniture, or goods, particularly due to fire, explosion, water, burglary, or theft.

14.3 The landlord assumes no liability for potential damage to windows, glass wall coverings, company signs, illuminated signs, etc. It is the tenant’s responsibility to take out sufficient liability insurance for such risks and to also take out business liability insurance. The illuminated sign in front of the building entrance is an exception.

14.4 The tenant is required to take out liability insurance that covers possible damage to the rental property. A copy of the policy must be provided to the landlord at the start of the lease.

14.5 In the event of damage, the tenant is entitled to the portion of the insurance payment that relates to their own installations, according to the assessment report. Further claims related to fire and natural hazard insurance against the landlord are excluded unless there is intent or gross negligence.

15. Security Deposit

15.1 To secure all claims arising from the rental agreement, the tenant will provide a guarantee equivalent to three months' net rent (CHF 52,680.00). This guarantee can be in the form of a cash deposit, a security deposit, a bank guarantee, or a surety. The cash deposit will be placed in a savings/escrow account in the tenant’s name and must be paid no later than 14 days before the start of the lease.

15.2 The landlord is entitled to demand a proportional adjustment of the security deposit from the tenant in the event of rent increases.

16. Return of the Rental Property

16.1 The tenant must hand over the rental premises with all keys by 12:00 noon on the last day of the rental term. Any additional keys made must be handed over to the landlord free of charge. If the return date falls on a Saturday, Sunday, or public holiday, the premises must be returned by 12:00 noon on the next working day.

16.2 The tenant must return the premises in the condition in which they were received, taking into account aging and wear and tear from contractual use. They must be fully cleared, professionally restored, and properly cleaned. For structural changes made by the tenant, the landlord may choose to keep them without compensation or require restoration to the original condition. The tenant retains the right to dismantle any installations they installed.

16.3 The rental property must be returned unfurnished. Any disposal costs for furniture that was taken over free of charge at the start of the lease are fully borne by the tenant.

16.4 The tenant must begin restoration and cleaning work early enough to ensure completion by the end of the rental term.

16.5 The parties are exempt from liability for failure to fulfill contractual obligations during periods when performance is prevented by force majeure beyond the parties' control ("relieving circumstance"). Unless otherwise proven, war, hostilities, mobilization, civil war, fire, floods, or similar circumstances are considered relieving circumstances. If a party wishes to invoke a relieving circumstance, they must notify the other party promptly of its start and end. The fulfillment deadline is extended appropriately for the duration of the force majeure, but each party may terminate the agreement if a force majeure prevents performance for six months or longer.

16.6 If the premises cannot be handed over to a successor on time due to the tenant’s fault, the tenant is liable to the landlord for any resulting damage.

16.7 Upon return of the rental property, the landlord will prepare a return report with the tenant present, documenting the property’s condition and any damage or defects for which the tenant is responsible. If the tenant cannot be present, the landlord may prepare the report with an official expert at the tenant’s expense. The report will be sent to the tenant by registered mail. If the tenant does not object within seven days of receiving the report, it is considered accepted.

16.8 The landlord may assert hidden defects after the return. The landlord must notify the tenant of such defects by registered letter within four weeks of discovery.

17. Final Provisions

Any changes to the contract must be made in writing.

The court of jurisdiction for all disputes arising from this rental agreement is the location of the rented property.

18. Integral Parts of the Rental Agreement

The following documents are integral parts of this rental agreement and are attached to it:

●	Appendix 1: Floor Plans
●	Appendix 2: House Rules [Confidential & Internal Use Only]

This rental agreement is drawn up in two identical copies and signed by both parties. It becomes legally valid only upon signing by both parties. In deviation from Article 14 of the Swiss Federal Act Supplementing the Swiss Civil Code [Code of Obligations], both parties agree that this agreement and all related documents and attachments may be signed electronically, and all electronic signatures are considered equivalent to handwritten signatures. Both parties waive any objections to the validity, enforceability, or admissibility of electronic signatures.

Basel,

The Landlord:
Stiftung Sympany

Represented by
Peter Stalder Immobilien AG

The Tenant:
uniQure (Corlieve Therapeutics AG)

Duly represented by Richard Porter

Nutzungsart	Fläche m2
SVAC Stiftung Sympany	685.01

Sympany

Hauptsitz

Peter Merian-Weg 2 & 4
4002 Basel

5. Obergeschoss

Vermietungsplan **1:150**

Richtig gut versichert.

sympany

campos